Exhibit 99.1

NEWS BULLETIN                      RE: NOBLE ROMAN'S, INC.
                                       1 Virginia Avenue, Suite 800
                                       Indianapolis, IN 46204


FOR ADDITIONAL INFORMATION, CONTACT:
        Paul W. Mobley, Chairman & CEO 317/634-3377



           Noble Roman's Expands Loan Agreement by $3 Million

(Indianapolis, Indiana) February 5, 2008 - Indianapolis based Noble Roman's, Inc. (OTC/BB: NROM) today announced that it entered into an amended loan agreement with Wells Fargo Bank. This amendment provides the company with an additional $3 million.

This amendment allows the company to repurchase shares of its common stock in such amounts and on such terms as are approved by the company's board of directors from time to time, provided the aggregate purchase price of such repurchased shares shall not exceed $3 million. Proceeds of the additional loan may also be used for general corporate purposes. The board of directors has not approved any repurchase plan at this time. If the board of directors approves an open market repurchase program in the future, the company will publicly announce it at that time.

In August 2005, as part of a financial transaction that resulted in a one-time gain, the company borrowed $9 million which borrowing had since been reduced through normal payments to a principal amount of approximately $5.375 million. This new loan amendment increases the company's total debt to approximately $8.375 million, keeps the same monthly payment amortization and reduces the interest rate by 1/4 percent per annum.

Noble Roman's, Inc. is the franchisor of Noble Roman's Pizza and
Tuscano's Subs for both non-traditional and traditional locations in 45 states plus a limited number of international locations primarily in military bases.

The statements contained in this press release concerning the company's future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the company that are based on the beliefs of the management of the company, as well as assumptions and estimates made by and information currently available to the company's management. The company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment including, but not limited to: competitive factors and pricing pressures, shifts in market demand, general economic conditions and other factors, including (but not limited to) changes in demand for the company's products or franchises, the success or failure of individual franchisees and the impact of competitors' actions. Should one or more of these risks or uncertainties adversely affect the company or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                                  END